Exhibit 10.3

October 4, 2006

Mr. Roger Davidson
11702 Saddlewood Court
Oakton, Virginia 22124

Dear Roger:

This letter confirms our offer of employment made to you for the position of Senior Vice President of Merchandising and Marketing reporting to Perry Odak, CEO. Your base pay will be $350,000.00, payable bi-weekly at the rate of $13,461.58. Additional compensation with the Company, subject to employment at the time of payment, includes:

•	Yearly bonus potential is 50% of annual salary under the terms of the Home Office Incentive Bonus Plan;

•	For 2006, you will receive a guaranteed bonus of 25% of your yearly bonus potential, payable in 2007 ($43,750);

•	For fiscal year 2007, the Company will pay a bonus to you in 2008, in the minimum amount of $75,000, or 50% of your annual salary under the terms of the Home Office Incentive Bonus Plan, whichever is greater

•	Wild Oats Markets, Inc. will cover the costs of your COBRA payment for the first 30 days of your employment with the Company.

We are extremely excited to have you join the Wild Oats Markets team. The education and work experience background you will bring to the position will help us to obtain goals we have set as a growing organization.

The Compensation Committee of the Board of Directors has approved a grant to you of 100,000 stock options for shares of Wild Oats Markets common stock. The strike price will be based on the closing market value of Wild Oats Markets stock immediately prior to your first day of employment, with cliff vesting of 25% of the options on the first year anniversary date of the grant, and monthly thereafter at 1/48 per month.

You will be eligible for 15 days-accrued vacation hours for each year of employment.

As part of this employment offer, Wild Oats Markets, Inc. will provide a relocation package reimbursing you for approved relocation expenses up to $90,000, grossed up for taxes. Additional expenses the Company will reimburse to you outside the existing relocation plan include:

•	3 months of temporary housing.

•	A trip included for you, your wife and son to evaluate potential new homes in Colorado

Danielle Boyd, Corporate HR Director, will mail you the specifics of the relocation plan. You will be required to review and agree to the provisions outlined in the Plan, including full utilization of our third party administrator, Relo Direct, before any relocation assistance is initiated. Please contact Danielle at 720-562-4694 for any initial questions or concerns you may have regarding the relocation package.

Roger Davidson
October 4, 2006

Upon the start of your employment, you will be scheduled to meet with your supervisor to complete the new hire forms. Since the law now requires us to verify your authority to work in the United States, be sure to bring documentation that will permit Wild Oats Markets to verify your eligibility. Most common documents provided are Drivers License, State Birth Certificates or Passport and Social Security Card.

Later in the month, you will attend Wild Oats Markets’ orientation, which offers a more in-depth exploration of the origination of Wild Oats Markets, logistics, and a tour of the facilities.

The terms of this letter do not imply employment for a specific period. Your employment is at will; either you or the Company can terminate it at any time, with or without cause. The following paragraphs detail the Wild Oats executive Change of Control Agreement.

In the event that your employment is terminated as a result of a “change in control”, the principle benefits of that change consists of (i) a lump sum payment equal to two times your salary and bonus, (ii) a lump sum payment in lieu of Company contributions that would have been made on your behalf to the Company’s saving plan had your employment continued for two additional years, (iii) accelerated vesting of all options, (iv) continuation of life, disability, accident and health insurance benefits for a period of two years following such termination of employment, and (v) a payment equal to the amount necessary to reimburse you for the full effect of any excise tax levied on “exercise parachute payments”. In the event that conditions triggering the benefits under the “change in control” are satisfied, you are subject to certain restrictive covenants relating to non-competition and solicitation of employees, customers or suppliers of the Company for two years following the termination of your employment.

Except as expressly set forth in this Section, all compensation and other benefits shall cease to accrue upon termination of Executive’s employment. Upon termination of the Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries or other affiliates.

Formally, the date of your appointment as Senior Vice President of Merchandising and Marketing and official start date is October 23, 2006.

Congratulations and welcome to Wild Oats Markets.

Sincerely,

/s/ Peter Williams
Peter Williams
Vice President of Human Resources

I have read the letter completely & understand and agree to the terms.

/s/ Roger E. Davidson	October 4, 2006

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